Exhibit 99.1

Media contact:	Investor Relations contact:

Alison von Puschendorf	Jason Thompson
tel (804) 327-7284	tel (203) 461-7616

MeadWestvaco Reports 2006 Fourth Quarter and Full Year Results

2006 Cash Flow from Operations Grows to More Than $550 Million

RICHMOND, VA – January 31, 2007 – MeadWestvaco Corporation (NYSE: MWV) today reported fourth quarter net income of $41 million, or $0.23 per share. Included in the fourth quarter results were after-tax restructuring charges of $34 million, or $0.19 per share, primarily related to employee separation costs, facility closures and asset impairments. In connection with the company’s cost initiative, the company also incurred one-time after-tax costs of $12 million, or $0.06 per share. The fourth quarter results also included after-tax gains of $11 million, or $0.06 per share, related to the sale of corporate real estate and after-tax gains of $10 million, or $0.05 per share, from the sale of forestlands.

Sales in the fourth quarter were $1.78 billion, a 9% increase compared to sales in the fourth quarter of 2005, reflecting the addition of Calmar in 2006, as well as increases in sales at most of the businesses.

Fourth quarter 2006 income from continuing operations, before restructuring charges, one-time costs and gains on corporate real estate and forestland sales, increased compared to the fourth quarter of 2005 on the same basis, due to improved pricing for MeadWestvaco’s high-quality paperboard and to higher productivity at the paperboard mills partially offset by higher prices for energy, wood and other raw materials. Profit growth at the company’s Consumer & Office Products and Specialty Chemicals units, as well as strong performance at MeadWestvaco Calmar, also contributed to the company’s overall growth in operating profit in the fourth quarter of 2006. Improved performances in these businesses were partially offset by lower profitability in global media packaging due to competitive pricing pressure, higher prices for raw materials and decreased demand for specialty packaging.

“In 2006, we delivered solid sales and operating earnings improvement and strengthened our leadership position in growing packaging markets,” said John A. Luke, Jr., chairman and chief executive officer. “We successfully realigned our packaging platform around targeted global growth markets, expanded our packaging capabilities with the acquisition of Calmar and established the Center for Packaging Innovation. With this foundation of strategic and operational progress, we are confident that 2007 will be another year of profitable growth for MeadWestvaco.”

Fourth Quarter 2005 Results

In the fourth quarter of 2005, the company reported income from continuing operations of $60 million, or $0.33 per share, and income from discontinued operations of $2 million, or $0.01 per share. These results included after-tax restructuring charges of $3 million, or $0.02 per share, and after-tax gains on forestland sales of $2 million, or $0.01 per share. Sales in the quarter were $1.63 billion.

Full-year Comparison

In 2006, sales increased 6% to $6.53 billion compared to $6.17 billion in 2005.

In 2006, net income was $93 million, or $0.52 per share, and included after-tax restructuring charges of $85 million, or $0.47 per share; one-time charges of $26 million, or $0.14 per share; after-tax gains of $24 million, or $0.13 per share from the sale of a note and corporate real estate; and after-tax gains of $18 million, or $0.10 per share from the sale of forestlands.

Net income for 2005 was $28 million, or $0.14 per share, and included an after-tax loss from discontinued operations of $91 million, or $0.48 per share; after-tax debt retirement charges of $56 million, or $0.29 per share; after-tax restructuring charges of $20 million, or $0.10 per share; and after-tax gains of $37 million, or $0.19 per share from the sale of forestlands.

New Packaging Segmentation

During the fourth quarter of 2006, the company completed a realignment of the packaging segment resulting in two focused packaging groups: Packaging Resources and Consumer Solutions. The operating results of the previously reported packaging segment for 2006 and 2005 and the corresponding quarterly comparisons have been recast to reflect the new reporting structure (see attached table).

Packaging Resources

The Packaging Resources segment produces bleached paperboard, Coated Natural Kraft paperboard™ (CNK®), kraft paperboard, linerboard and saturating kraft and packaging for consumer products markets. These products are manufactured at four domestic mills and two mills located in Brazil.

In its Packaging Resources business, the company’s largest segment, operating profit in the fourth quarter was $67 million, a substantial improvement compared to $34 million in the same period of 2005. Sales revenue increased 4% to $726 million compared to $696 million the fourth quarter of 2005. Improved pricing and productivity was partially offset by higher prices for energy, wood and other raw materials.

The Packaging Resources segment’s full year 2006 operating profit increased 18% to $275 million compared to $234 million for 2005. Sales were $2.95 billion in 2006, an increase of 4% compared to $2.84 billion in 2005.

Consumer Solutions

The Consumer Solutions segment offers a full range of consumer packaging solutions, including printed plastic packaging and injection-molded products used for packaging DVDs, CDs, cosmetics and pharmaceutical products and plastic dispensing and spraying systems for worldwide personal care, healthcare, fragrance and lawn and garden markets. In addition, this segment designs and produces multi-pack cartons and packaging systems primarily for the beverage take-home market. Paperboard and plastic are converted into packaging products at plants located in North America, Brazil, Asia and Europe.

In Consumer Solutions, operating profit in the fourth quarter of 2006 was $33 million compared to $43 million in 2005. Sales revenue in the fourth quarter of 2006 was $625 million compared to $545 million in 2005. The 2006 periods include the results of Calmar, which was acquired in July 2006. Volume declines in global CD music and DVD movie packaging as well as lower margins driven by competitive pricing pressures and higher input costs compared to the fourth quarter 2005 were partially offset by an improved performance in global beverage, tobacco, personal care, fragrance and lawn and garden markets and by organizational cost improvements.

The Consumer Solutions segment’s full year 2006 operating profit was $93 million compared to $102 million in 2005. Sales in 2006 were $2.17 billion compared to $2.02 billion in the prior year.

The company has begun to execute a comprehensive plan to drive operating profit improvement in 2007 in the Consumer Solutions segment with a particular focus on the global media business. The plan includes immediate actions to rationalize excess manufacturing capacity and reduce selling, general and administrative expenses. The company already has announced closures of four converting facilities, two in Europe and two in North America.

Consumer & Office Products

In the Consumer & Office Products segment, quarterly operating profit increased 12% to $66 million versus $59 million in the prior year. Sales revenue of $349 million was an increase of 6% from $328 million in the prior year. The increase in operating profit reflects strong performance in the segment’s value-added consumer products as well as improved mix compared to the fourth quarter last year. Seasonal improvement at the company’s Brazilian school business also contributed to stronger results during the quarter. The overall improved performance was partially offset by supply-chain management activities at its large office products customers as well as higher uncoated paper and manufacturing costs at its facilities. The segment also continues to be impacted by low-priced Asian imports in many of its markets.

The Consumer & Office Products segment’s full year 2006 operating profit was $127 million, which is slightly lower versus $130 million in 2005. Sales in 2006 were $1.1 billion, which is unchanged from 2005.

Specialty Chemicals

In the Specialty Chemicals segment, quarterly operating profit was $8 million versus $6 million in the prior year. Sales revenue for the segment grew 9% to $117 million from $107 million in the fourth quarter of 2005. The positive effect of higher selling prices and reduced SG&A spending was largely offset by higher prices for raw materials, principally crude tall oil, which has increased approximately 60% per ton versus the fourth quarter of 2005. Carbon-based product volumes decreased primarily due to lower automobile production volumes in North America.

The Specialty Chemicals segment’s full year 2006 operating profit increased 31% to $51 million compared to $39 million in 2005. Sales in 2006 increased 16% or $493 million compared to $425 million in 2005.

Outlook

The company expects solid demand and pricing momentum for its Packaging Resources paperboard products to continue in the first quarter of 2007. The first quarter of the year is a seasonally weak period for the Consumer & Office Products and Specialty Chemicals businesses, with additional pressure on Specialty Chemicals margins coming from higher input costs. In Consumer Solutions, year-over-year performance will benefit from growth in plastic dispensing and spraying systems products for worldwide personal care, healthcare, fragrance and lawn and garden markets.

Other Items

In the quarter, prices for energy, wood, other raw materials and freight increased about $32 million over the prior year. Capital spending in 2006 was $302 million compared with $305 million in 2005, and remained well below the level of depreciation expense for the comparable period.

The results for the fourth quarter of 2006 include an income tax benefit due to a reduction to the company’s annual effective tax rate to 5% pursuant to changes in the levels and mix of domestic versus foreign earnings.

Cash flow from continuing operations exceeded $550 million in 2006 compared to about $300 million last year and was driven by improved earnings and net working capital reductions.

MeadWestvaco paid a regular quarterly dividend of $0.23 per share during the quarter and, on January 23, 2007, declared a quarterly dividend payable on March 1, 2007 to stockholders of record at the close of business on February 2, 2007. For the full year 2006, the company paid $167 million in dividends to shareholders.

Conference Call

MeadWestvaco will broadcast its fourth quarter analyst conference call today at 10 a.m. (ET), with access available via Internet and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1-800-553-0351 (toll-free domestic) or 1-612-332-0923 (international); passcode: MeadWestvaco. Please call to register at least ten minutes before the conference call begins. A replay of the call will be available for one month via the telephone, starting around 1:30 (ET) today and can be accessed at 1-800-475-6701 (toll-free domestic) or 1-320-365-3844 (internationally); access code: 858439.

About MeadWestvaco

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, home and garden, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s cost reduction initiative; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation; currency movements; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share data (Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Net sales	$1,775	$1,627	$6,530	$6,170

Cost of sales	1,448	1,342	5,399	5,087
Selling, general and administrative expenses	261	189	905	756
Interest expense	54	50	211	208
Other (income) expense, net	(24)	(17)	(83)	(16)

Income from continuing operations before income taxes	36	63	98	135
Income tax provision (benefit)	(5)	3	5	16

Income from continuing operations	41	60	93	119
Income (loss) from discontinued operations, net of tax	—	2	—	(91)

Net income	$41	$62	$93	$28

Income per share, basic and diluted:
Income from continuing operations	$.23	$.33	$.52	$.62
Discontinued operations	—	.01	—	(.48)

Net income	$.23	$.34	$.52	$.14

Shares used to compute net income per share:
Basic	181.0	181.0	180.8	191.7
Diluted	181.5	181.9	181.2	192.7

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

			At December 31,	At December 31,
			2006	2005[6]
Assets
Cash and cash equivalents			$156	$297
Accounts receivable, net			1,011	922
Inventories			715	714
Other current assets			133	97

Current assets			2,015	2,030
Property, plant, equipment and forestlands, net			4,523	4,487
Prepaid pension asset			920	994
Goodwill			851	559
Other assets			981	838

			$9,290	$8,908

Liabilities and shareholders’ equity
Accounts payable			$552	$416
Accrued expenses			702	637
Notes payable and current maturities of long-term debt			166	13

Current liabilities			1,420	1,066
Long-term debt			2,417	2,417
Other long-term obligations			738	790
Deferred income taxes			1,181	1,152
Shareholders’ equity			3,534	3,483

			$9,290	$8,908

Business Segment Information
In millions (Unaudited)

	Fourth Quarter ended December 31,		Year ended December 31,
	2006	2005[1]	2006	2005[1]
Sales
Packaging Resources	$726	$696	$2,953	$2,836
Consumer Solutions[2]	625	545	2,170	2,021
Consumer & Office Products	349	328	1,143	1,125
Specialty Chemicals	117	107	493	425
Corporate and other [3]	65	56	219	213

Total	1,882	1,732	6,978	6,620
Intersegment eliminations	(107)	(105)	(448)	(450)

Consolidated totals	$1,775	$1,627	$6,530	$6,170

Segment profit (loss)
Packaging Resources	$67	$34	$275	$234
Consumer Solutions[2]	33	43	93	102
Consumer & Office Products	66	59	127	130
Specialty Chemicals	8	6	51	39
Corporate and other [4]	(138)	(79)	(448)	(370)

Consolidated totals [5]	$36	$63	$98	$135

[1]	Prior period segment amounts have been presented to conform to the new segment structure adopted in the fourth quarter of 2006.
[2]	The results for 2006 include Calmar, acquired in July 2006.
[3]	Revenue included in Corporate and other includes specialty papers sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[4]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income and gains on asset sales.
[5]	Consolidated totals represent income from continuing operations before income taxes.
[6]	Certain amounts in 2005 have been reclassified to conform to the current year presentation.

MeadWestvaco Corporation and consolidated subsidiary companies.

Business Segment Information

In millions (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2006[1,2]
Sales
Packaging Resources	$727	$748	$752	$726	$2,953
Consumer Solutions	462	498	585	625	2,170
Consumer & Office Products	195	260	339	349	1,143
Specialty Chemicals	114	131	131	117	493
Corporate and other[3]	54	55	45	65	219

Total	1,552	1,692	1,852	1,882	6,978
Intersegment eliminations	(118)	(122)	(101)	(107)	(448)

Consolidated totals	$1,434	$1,570	$1,751	$1,775	$6,530

Segment profit (loss)
Packaging Resources	$53	$65	$90	$67	$275
Consumer Solutions	7	23	30	33	93
Consumer & Office Products	(5)	17	49	66	127
Specialty Chemicals	9	19	15	8	51
Corporate and other[4]	(62)	(132)	(116)	(138)	(448)

Consolidated totals[5]	$2	$(8)	$68	$36	$98

2005[1]
Sales
Packaging Resources	$688	$736	$716	$696	$2,836
Consumer Solutions	465	509	502	545	2,021
Consumer & Office Products	183	297	317	328	1,125
Specialty Chemicals	96	116	106	107	425
Corporate and other[3]	52	53	52	56	213

Total	1,484	1,711	1,693	1,732	6,620
Intersegment eliminations	(111)	(124)	(110)	(105)	(450)

Consolidated totals	$1,373	$1,587	$1,583	$1,627	$6,170

Segment profit (loss)
Packaging Resources	$65	$78	$57	$34	$234
Consumer Solutions	14	18	27	43	102
Consumer & Office Products	(6)	33	44	59	130
Specialty Chemicals	4	14	15	6	39
Corporate and other[4]	(53)	(166)	(72)	(79)	(370)

Consolidated totals[5]	$24	$(23)	$71	$63	$135

[1]	Prior period segment amounts have been presented to conform to the new segment structure adopted in the fourth quarter of 2006.
[2]	The third and fourth quarters of 2006 include the results of Calmar, acquired in July 2006.
[3]	Revenue included in Corporate and other includes specialty papers sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[4]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income and gains on asset sales.
[5]	Consolidated totals represent income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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